Exhibit 10.3

WPX Energy

Executive Severance Pay Plan

Amended and Restated Effective November 9, 2016

WPX ENERGY

EXECUTIVE SEVERANCE PAY PLAN

(Amended and Restated Effective as of November 9, 2016)

Article 1

Definitions

The following capitalized words and phrases when used in the text of the Plan shall have the meanings set forth below. Words in the masculine gender shall connote the feminine gender as well.

1.1	“Affiliate” means any corporation which is a member of the controlled group of corporations (as defined in Section 414(b) of the Code) which includes the Company; and any trade or business (whether or not incorporated) which is under common control (as defined in Section 414(c) of the Code) with the Company.

1.2	“Aggregate Compensation” means Regular Wage Base and an amount, if any, equal to the payout the Employee would have received under the Company’s Annual Bonus program at “target”, as defined in the Annual Bonus program, for the calendar year of the Employee’s termination as if the Employee has remained employed for the entire year. If Aggregate Compensation is being determined for any company or entity described in Section 2.2(f), the foregoing definition of Aggregate Compensation shall be applied to equivalent items of compensation to be received from such company or entity, provided that any incentive or bonus compensation to be received from such company or entity shall be taken into account even if not resulting from a formal annual incentive program. The term Aggregate Compensation shall only be relevant for determining whether a Comparable Offer of Employment has been made, and does not impact the calculation of severance pay as described in Section 3.1.

1.3	“Annual Bonus” means the opportunity to receive payment of a cash annual incentive. As of the Effective Date, the term “Annual Bonus” refers to the bonus determined pursuant to the WPX Annual Incentive Plan. In the event the Annual Incentive Plan is replaced or superseded, the term “Annual Bonus” shall refer to such replacement or successor bonus plan or program.

1.4	“Average Annual Bonus” means, subject to the requirements described in this Section 1.4, the average of the Annual Bonus payments received by a Participant with respect to the three (3) most recent fiscal years preceding the Participant’s termination date.

(a)	For purposes of this Section 1.4, the term “Final Employment Classification” means the Participant’s employment classification (Vice President or Senior Vice President, as applicable) on the Participant’s termination date.

(b)	Except as provided in Section 1.4(e), to be taken into account for purposes of calculating the Average Annual Bonus, an Annual Bonus payment must reflect employment for the entire fiscal year in the Participant’s Final Employment Classification. Any Annual Bonus amount that: (i) reflects employment in an employment classification other than the Participant’s Final Employment Classification; or (ii) reflects less than the entire fiscal year, shall not be taken into account for purposes of calculating the Average Annual Bonus.

(c)	If, as of the Termination Date, the Participant has received only two (2) Annual Bonus payments that reflect employment in the Participant’s Final Employment Classification for the entire fiscal year, Average Annual Bonus shall mean the average of those two (2) Annual Bonus payments.

(d)	If, as of the Termination Date, the Participant has received only one (1) Annual Bonus payment that reflects employment in the Participant’s Final Employment Classification for the entire fiscal year, Average Annual Bonus shall mean the amount of such Annual Bonus payment.

(e)	If, as of the Termination Date, the Participant has not received an Annual Bonus payment that reflects employment in the Participant’s Final Employment Classification for the entire fiscal year, Average Annual Bonus shall mean the greater of: (i) the amount of any Annual Bonus payment received that reflects any employment in the Participant’s Final Employment Classification; or (ii) 50% of the Participant’s Base Salary as of the Participant’s termination date.

1.5	“Base Salary” means the amount a Participant is entitled to receive as wages or salary on an annualized basis, including any salary deferral contributions made by the Participant to any qualified or nonqualified defined contribution plan maintained by the Participating Company and any amounts contributed by a Participant to any cafeteria plan, flexible benefit plan or qualified transportation plan maintained by the Participating Company in accordance with Sections 125, 132 and related provisions of the Code, but excluding all special pay, bonus, overtime, incentive compensation, commissions, cost of living pay, housing pay, relocation pay, other taxable fringe benefits and all extraordinary compensation, payable by the Company or any of its Affiliates as consideration for the Participant’s services, as determined on the date immediately preceding termination of employment.

1.6	“Board of Directors” means the board of directors of the Parent Company.

1.7	“Cause” means the occurrence of any one (1) or more of the following, as determined in the good faith and reasonable judgment of the Compensation Committee:

(a)	willful failure by an Employee to substantially perform his duties (as they existed immediately prior to the Employee’s termination of employment with the Participating Company), other than any such failure resulting from a disability as defined in the applicable Participating Company or Affiliate disability program; or

(b)	an Employee’s conviction of or plea of guilty or nolo contendere to a crime involving fraud, dishonesty or any other act constituting a felony involving moral turpitude or causing material harm, financial or otherwise, to the Company or an Affiliate; or

(c)	an Employee’s willful or reckless material misconduct in the performance of his duties which results in an adverse effect on the Company or an Affiliate; or

(d)	an Employee’s willful or reckless violation or disregard of the code of business conduct or other published policy of the Company or an Affiliate; or

(e)	an Employee’s habitual or gross neglect of duties.

1.8	“CEO” means the Chief Executive Officer of the Parent Company.

1.9	“Code” means the Internal Revenue Code of 1986, as amended from time to time. References to a particular section of the Code include references to regulations and rulings thereunder and to successor provisions.

1.10	“Company” means WPX Energy Services Company, LLC, a Delaware limited liability company and any successor or successors thereto that continue this Plan pursuant to Section 5.1 or otherwise.

1.11	“Compensation Committee” means the Committee of the Board of Directors designated as the Compensation Committee.

1.12	“Comparable Offer of Employment” means an offer of employment for a position with the Company, any of its Affiliates, or any Successor (as defined herein) of the Company or its Affiliates that provides for Aggregate Compensation equal to or greater than the Eligible Employee’s Aggregate Compensation immediately preceding the Eligible Employee’s termination date. For purposes of this Section 1.12, and such other Sections of the Plan where the capitalized term “Successor” is used, a Successor of the Company or any of its Affiliates shall include, but shall not be limited to, any entity (or its affiliated entity) involved in or in any way connected with a corporate rearrangement, total or partial merger, acquisition, sale of stock, sale of assets, operation or service of transferred assets, or any other transaction. A Comparable Offer of Employment includes, without limitation, a position that requires the Eligible Employee to transfer to a different work location (without the Eligible Employee’s consent), but only so long as the Eligible Employee’s commuting distance to the new work location is not increased more than fifty (50) miles beyond the commuting distance to his or her current work location (except for travel reasonably required in the performance of the Eligible Employee’s duties).

1.13	“Effective Date” means November 9, 2016, which is the effective date of this amended and restated Plan.

1.14	“Eligible Employee” means an Employee who holds the employment classification of Vice President or Senior Vice President of the Company or the Parent Company. The

Chief Executive Officer of the Company or the Parent Company shall not be an Eligible Employee.

1.15	“Employee” means any regular full-time or part-time employee in the service and on the payroll of a Participating Company as a common law employee with the exception of any employee who is excluded either by this Section 1.15 or Section 2.2. An employee is considered as full-time if he is regularly scheduled to work the number of hours in the normal workweek established by a Participating Company. An Employee is considered as part-time if he is not a full-time employee, but is regularly scheduled to work at least fifty percent of the number of hours in the normal workweek established by a Participating Company. A regular employee receiving benefits under a Participating Company’s short-term disability program or long-term disability program is an Employee for purposes of this Plan, subject to exclusion (if applicable) under Section 2.2. For purposes of this Plan, the term “Employee” shall not include:

(a)	an employee who is a member of a group of employees represented by a collective bargaining representative under a collective bargaining agreement, unless such agreement expressly provides for coverage of bargaining unit employees under the Plan;

(b)	an employee who is not a resident of the United States and not a citizen of the United States;

(c)	a nonresident alien;

(d)	a seasonal employee, temporary employee, leased employee, term employee, or an employee not employed on a regularly scheduled basis;

(e)	a person who has a written contract or other contract for services, unless such contract expressly provides that such person is an employee;

(f)	a person who is paid through the payroll of a temporary agency or similar organization regardless of any subsequent reclassification as a common law employee by a court, government agency or any other third party;

(g)	a person who is designated, compensated or otherwise treated as an independent contractor by a Participating Company or its Affiliates regardless of any subsequent reclassification as a common law employee by a court, government agency or any other third party;

(h)	a person who has a written contract with a Participating Company or its Affiliates which states either that such person is not an employee or that such person is not entitled to receive employee benefits from a Participating Company or its Affiliates for services under such contract;

(i)

an individual who is not contemporaneously classified as an employee for purposes of the Participating Company’s payroll system. In the event any such individual is reclassified as an employee for any purpose, including, without limitation, as a common law or statutory employee, by any action of any third party, including, without limitation, any government agency, or as a result of any private lawsuit, action or administrative proceeding, such individual will, notwithstanding such reclassification, remain ineligible for participation hereunder and will not be considered an Eligible Employee. In addition to and not in derogation of the foregoing, the exclusive means for an individual who is not contemporaneously classified as an employee in the Participating Company’s payroll system to become eligible to participate in this Plan is through an amendment to this Plan which specifically renders such individual eligible for participation hereunder; or

(j)	any individual retained by a Participating Company or its Affiliates directly or through an agency or other party to perform services for a Participating Company or its Affiliates (for either a definite or indefinite duration) in the capacity of a fee-for-service worker or independent contractor or any similar capacity including, without limitation, any such individual employed by temporary help firms, technical help firms, staffing firms, employee leasing firms, professional employer organizations or other staffing firms, whether or not deemed to be a “common law” employee.

1.16	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time. References to a particular section of ERISA include references to regulations and rulings thereunder and to successor provisions.

1.17	“Leave of Absence” means an absence, with or without compensation, authorized on a non-discriminatory basis by the Company or any of its Affiliates. For the purposes of this Plan, Leave of Absence includes any leave of absence other than a Family and Medical Leave of Absence or Military Leave of Absence (as those terms are defined in Company policy governing leaves).

1.18	“Parent Company” means WPX Energy, Inc., a Delaware corporation, and any successor or successors thereto that continue this Plan pursuant to Section 5.1 or otherwise.

1.19	“Participant” means an Eligible Employee who has satisfied all of the conditions for participation described in Article 2.

1.20	“Participating Company” means the Company and any Affiliate of the Company, which has adopted this Plan in accordance with Section 5.11.

1.21	“Plan” means the WPX Energy Executive Severance Pay Plan. The Plan is maintained by the Company and any other Participating Companies for the purpose of providing benefits for a select group of management or highly compensated employees.

1.22	“Plan Year” means the twelve (12) month period from January 1 through December 31.

1.23

“Regular Wage Base” means an Eligible Employee’s total weekly base salary or wages, including any salary deferral contributions made by the Eligible Employee to any qualified or nonqualified defined contribution plan maintained by the Participating

Company and any amounts contributed by an Eligible Employee to any cafeteria plan, flexible benefit plan or qualified transportation plan maintained by the Participating Company in accordance with Sections 125, 132 and related provisions of the Code, but excluding any bonuses, overtime, incentive compensation, commissions, cost of living pay, housing pay, relocation pay, other taxable fringe benefits and all other extraordinary compensation.

Article 2

Eligibility

2.1	Eligibility. An Eligible Employee, who is not excluded pursuant to Section 2.2, shall be entitled to become a Participant in the Plan only when and only if all of the following conditions of subsections (a), (b), (c) and (d) are met:

(a)	The CEO, or the CEO’s designee, approves a reduction in force, or a job elimination, or an involuntary termination without Cause affecting the Eligible Employee, and the Eligible Employee is notified in writing that his employment is being involuntarily terminated due to the same; and

(b)	The Compensation Committee, in the case of an Eligible Employee who is a member of the Parent Company’s Executive Leadership Team, or the CEO, in the case of an Eligible Employee who is not a member of the Parent Company’s Executive Leadership Team, in his, her or its sole discretion, determines the Eligible Employee is eligible to receive benefits under the Plan, approves the Eligible Employee’s participation in the Plan and notifies the Eligible Employee in writing of such eligibility. (For purposes of determining benefits under this Plan, the term “Parent Company’s Executive Leadership Team” shall refer to all direct reports of the CEO who are also Employees subject to Section 16 of the Securities Exchange Act of 1934.) Unless such written notice specifies an amount of severance pay, no severance payment shall be made; and

(c)	The Eligible Employee remains in good standing as an employee of the applicable Participating Company and continues to perform his job in a satisfactory manner, as determined by the Participating Company (in its employer capacity and not as a function of Plan administration) through, but not beyond, the Eligible Employee’s designated termination date; and

(d)	The Eligible Employee, in accordance with and within the time periods described in Section 3.1 (i) executes a severance and restrictive covenant agreement prepared by the Company which may contain, among other provisions, prohibitions against (1) competition with a Participating Company or an Affiliate for a six-month period following termination; and (2) solicitation of any Participating Company’s or an Affiliate’s employees for a twelve-month period following termination, (ii) executes a release of claims agreement prepared by the Company, (iii) returns the executed agreements within the time periods and in the manner required by the Company, and (iv) allows any applicable revocation period to expire without revoking the Eligible Employee’s acceptance of the agreements. An Eligible Employee must not execute the release of claims agreement described in this Section 2.1(d) before the day immediately following the Eligible Employee’s termination date.

An Eligible Employee shall have no vested right to any benefits set forth in the Plan until all of the conditions described in this Section 2.1 are satisfied.

2.2	Exclusions. Notwithstanding the provisions of Section 2.1, an Eligible Employee will not become a Participant in the Plan if any of the following conditions occur:

(a)	An Eligible Employee is discharged for Cause.

(b)	An Eligible Employee voluntarily resigns for any reason, including retirement.

(c)	An Eligible Employee accepts any benefits from the Participating Company or any Affiliate under any voluntary or any other involuntary separation plan or program or agreement or early retirement incentive plan or program or agreement.

(d)	An Eligible Employee subject to a reduction in force or job elimination fails to make a bona fide effort to secure employment within a Participating Company or any of its Affiliates, or any successor of the Company or its Affiliates.

(e)	An Eligible Employee transfers to or receives a Comparable Offer of Employment from a Participating Company or any of its Affiliates.

(f)	An Eligible Employee receives a Comparable Offer of Employment from any purchaser company or resultant entity, or an Affiliate or Successor, as defined in Section 1.12 herein, of such a company or entity, after a corporate rearrangement, total or partial merger, acquisition, sale of stock, sale of assets or other transaction involving the Company, the Parent Company or an Affiliate.

(g)	An Eligible Employee accepts an offer of employment with a Participating Company or any of its Affiliates, whether or not such offer of employment constitutes a Comparable Offer of Employment.

(h)	An Eligible Employee accepts an offer of employment with any purchaser company or resultant entity, or an Affiliate or Successor, as defined in Section 1.12 herein, of such a company or entity, after a corporate rearrangement, total or partial merger, acquisition, sale of stock, sale of assets or other transaction involving the Company, the Parent Company or an Affiliate, whether or not such offer of employment constitutes a Comparable Offer of Employment.

(i)	An Eligible Employee dies prior to his termination of employment.

(j)	Except as provided in subsection (k), an Eligible Employee is on a Leave of Absence at the time he is notified that his employment is being terminated.

(k)	An Eligible Employee is receiving benefits under a short-term disability program maintained by a Participating Company or an Affiliate. This exclusion may not apply if the Employee would have returned to work within the initial six-month period of short-term disability had his termination of employment not occurred.

(l)	An Eligible Employee is receiving benefits under a long-term disability program maintained by a Participating Company or an Affiliate.

(m)	An Eligible Employee has a written employment contract which contains severance provisions.

(n)	An Eligible Employee received or is eligible to receive more favorable severance pay benefits under any other severance pay plan, agreement or arrangement of a Participating Company, any of its Affiliates, or any successor of a Participating Company.

(o)	An Eligible Employee received or is eligible to receive severance pay benefits under a change of control agreement (or similar agreement) with a Participating Company, any of its Affiliates, or any successor of a Participating Company.

Article 3

Benefits

3.1	Severance Pay. Except as provided in Section 3.6, subject to (i) the Participant’s signing and returning to the Company on or before the Participant’s termination date a severance and restrictive covenant agreement prepared by the Company which may contain, among other provisions, prohibitions against (1) competition with a Participating Company or an Affiliate for a six-month period following termination; and (2) solicitation of any Participating Company’s or an Affiliate’s employees for a twelve-month period following termination, (ii) the Participant’s signing and returning to the Company during the fifty (50) day period following the Participant’s termination date a release of claims agreement prepared by the Company, and (iii) expiration of any applicable revocation period associated with such release of claims agreement (which expiration must occur within the sixty (60) day period following the Participant’s termination date), a Participant will be eligible to receive:

(a)	a severance payment equal to either:

(i)	if the Participant is a member of the Parent Company’s Executive Leadership Team (as such term is defined in Section 2.1(b)), the Participant’s Base Salary multiplied by 1.5; or

(ii)	if the Participant is not a member of the Parent Company’s Executive Leadership Team (as such term is defined in Section 2.1(b)), the Participant’s Base Salary;

(b)	plus an additional severance payment equal to either:

(i)	if the Participant is a member of the Parent Company’s Executive Leadership Team (as such term is defined in Section 2.1(b)), the Participant’s Average Annual Bonus multiplied by 1.5; or

(ii)	if the Participant is not a member of the Parent Company’s Executive Leadership Team (as such term is defined in Section 2.1(b)), the Participant’s Average Annual Bonus.

3.2	Time and Form of Payment; Forfeiture. Severance benefits payable to a Participant under Sections 3.1 and 3.3(b) shall be paid in a lump sum during the sixty (60) day period following the Participant’s termination date, subject to (i) the Participant’s signing and returning to the Company the severance and restrictive covenant agreement referred to in Section 3.1 on or before the Participant’s termination date, (ii) the Participant’s signing and returning to the Company the release of claims agreement referred to in Section 3.1 during the fifty (50) day period following the Participant’s termination date, and (iii) expiration of any applicable revocation period associated with such release of claims agreement (which expiration must occur within the sixty (60) day period following the Participant’s termination date). If the severance and restrictive covenant agreement is not signed and returned on or before the Participant’s termination date, the release of claims agreement is not signed and returned during the fifty (50) day period following the Participant’s termination date or if the Participant revokes such release of claims agreement during an applicable revocation period, all benefits otherwise payable under the Plan will be forfeited. If severance benefits could be paid under this provision in more than one calendar year, they will be paid in the latest calendar year in which the payment may be made.

3.3	COBRA Continuation and COBRA Equivalent Payment.

a.	COBRA Continuation. Continued participation in welfare benefit plans maintained by the applicable Participating Company is subject to the terms and conditions of the applicable plan documents or insurance contracts in effect on the date of the Participant’s termination of employment. Generally, the Participant has the option to elect the currently maintained Participating Company group medical and dental plan in which he is currently enrolled for up to eighteen (18) months under Consolidated Omnibus Budget Reconciliation Act (“COBRA”) continuation coverage. Participants will be required to pay the full cost for medical and/or dental benefits under COBRA (to the extent the Participant seeks and is otherwise eligible to continue COBRA coverage). COBRA continuation coverage under the Participating Company group medical and dental plan will generally cease on the date the Participant or his dependents become covered under any other medical plan or dental plan or on the date applicable under any of the other termination events specified under COBRA.

b.

COBRA Equivalent Payment. Except as provided in Section 3.6, subject to (i) the Participant’s signing and returning to the Company the severance and restrictive covenant agreement referred to in Section 3.1 on or before the Participant’s termination date, (ii) the Participant’s signing and returning to the Company the release of claims agreement referred to in Section 3.1 during the fifty (50) day period following the Participant’s termination date, and (iii) expiration of any applicable revocation period associated with such release of claims agreement (which expiration must occur within the sixty (60) day period following the

Participant’s termination date), a Participant enrolled in Participating Company-sponsored medical and prescription coverage on the Participant’s termination date will receive an additional severance payment equal to the monthly premium for COBRA continuation coverage for the medical and prescription coverage elected by the Participant and in effect on such date multiplied by twelve (12) (which is referred to herein as the “COBRA Equivalent Payment”). Such amount shall be paid in accordance with and within the time period described in Section 3.2. Dental, vision and health care flexible spending account coverage premiums will not be included in determining such payment.

3.4	Paid-Time Off (“PTO”) Program. If applicable, payment for PTO hours earned but not taken prior to the Participant’s employment termination, if any, shall be made in accordance with the Participating Company’s then-current policy regarding payout of unused PTO. PTO time will not be considered for purposes of continued coverage under any of the other various employee benefit plans maintained by the Participating Company.

3.5	Equity Awards. Any outstanding stock options and restricted stock units shall be governed by the terms of the Parent Company’s applicable equity compensation plans and award agreements pursuant to which such awards were issued to the Participant.

3.6	Rehired Participants. This Section 3.6 applies to Participants rehired by a Participating Company or any Affiliate after receipt of severance pay under Section 3.1 and a COBRA Equivalent Payment under 3.3(b).

(a)	Severance Pay and COBRA Equivalent Payment. Following his rehire, the Participant will be entitled to keep a portion of his severance pay and COBRA Equivalent Payment (received pursuant to Sections 3.1 and 3.3(b)) equal to the product of the full amount of severance pay and the COBRA Equivalent Payment received by the Participant, net of any taxes withheld or paid, multiplied by a fraction equal to (i) the number of weeks and/or fraction of weeks between his termination date and the date of rehire (ii) divided by fifty-two (52). Any remainder must be returned to the Participating Company that paid the severance pay and COBRA Equivalent Payment upon rehire or it will be deducted from the Participant’s wages paid after rehire.

If a Participant is rehired within twelve (12) months of his termination date and again becomes eligible for severance pay due to a subsequent event within twelve (12) months of rehire, subject to the Participant’s signing a severance and restrictive covenant agreement prepared by the Company on or before the Participant’s termination date and the Participant’s signing a release of claims agreement prepared by the Company within fifty (50) days of such subsequent termination date and further subject to expiration of any applicable revocation period associated with such release of claims agreement (which expiration must occur within the sixty (60) day period following the Participant’s termination date), the Participant will be eligible to receive the greater of:

(i)	the sum of any remaining severance not yet received (or received and returned) attributable to the initial termination date in accordance with Section 3.1, plus two (2) weeks of severance pay (based only on the Participant’s Regular Wage Base); or

(ii)	two (2) weeks of severance pay (based only on the Participant’s Regular Wage Base).

Severance pay under this Section 3.6 will be paid in accordance with and within the time period described in Section 3.2.

(b)	PTO. If a Participant is rehired within the same calendar year in which his employment was terminated and he received payment for paid-time-off (“PTO”) hours earned but not taken, he may either retain the payment and forfeit PTO time for which he was eligible prior to his employment termination, or he may return to the Company the amount he received and have PTO time for which he was eligible prior to termination reinstated.

(c)	Equity Awards. If a Participant is rehired by a Participating Company or any Affiliate or successor after receipt of severance pay under Section 3.1, the Participant shall not be eligible for reinstatement of any forfeited equity awards.

3.7	No Vesting. An Eligible Employee shall have no vested right to any benefits set forth in the Plan until such time as an Eligible Employee becomes a Participant and becomes entitled to receive benefits under Article 2.

3.8	Integration with Plant Closing and Mass Layoff Law(s). If and to the extent that a federal, state or local law, including, but not limited to the Worker Adjustment and Retraining Act, requires a Participating Company, as an employer, to provide notice and/or make a payment to an Employee because of that Employee’s involuntary termination, or pursuant to a plant closing law, the benefit payable under this Plan shall be reduced by any Regular Wage Base paid during such notice period and/or by such other required payment. Nothing in this Section 3.8, or any other section of this Plan, shall be used to reduce benefits under this Plan because of payments under state unemployment insurance laws.

3.9	Outplacement Services. Any Participant who receives severance pay is eligible for executive outplacement services through a reputable, third party outplacement provider approved by the Company. The Participating Company who employed the Participant will pay up to $25,000 for such outplacement services for a Participant who is a member of the Parent Company’s Executive Leadership Team (as such term is defined in Section 2.1(b)), or up to $10,000 for such outplacement services for a Participant who is not a member of the Parent Company’s Executive Leadership Team, provided that such expenses must be incurred within nine (9) months after the Participant’s termination, but in all events no payments for such outplacement services will be made after fifteen (15) months following the Participant’s termination.

Article 4

Administration of the Plan

4.1	Administration by the Compensation Committee. The Plan shall be administered by the Compensation Committee.

4.2	Operation of the Compensation Committee.

(a)	The Compensation Committee shall act by a majority of its members constituting a quorum and such action may be taken either by a vote in a meeting or in writing without a meeting. A quorum shall consist of a majority of the members of the Compensation Committee. No Compensation Committee member shall act upon any question pertaining solely to himself, and with respect to any such question only the other Compensation Committee members shall act.

(b)	The Compensation Committee may allocate responsibility for the performance of any of its duties or powers to one or more Compensation Committee members or employees of the Participating Company.

(c)	The Compensation Committee or its designee shall keep such books of account, records and other data as may be necessary for the proper administration of the Plan.

4.3	Powers and Duties of the Compensation Committee. The Compensation Committee shall be generally responsible for the operation and administration of the Plan, with all powers and discretionary authority necessary to enable the Compensation Committee to carry out its duties in that respect. To the extent that powers are not delegated to others pursuant to provisions of this Plan, the Compensation Committee shall have such powers as may be necessary to carry out the provisions of the Plan and to perform its duties hereunder, including, without limiting the generality of the foregoing, the power:

(a)	To appoint, retain and terminate such persons as it deems necessary or advisable to assist in the administration of the Plan or to render advice with respect to the responsibilities of the Compensation Committee under the Plan, including accountants, administrators and attorneys.

(b)	To make use of the services of the employees of any Participating Company in administrative matters.

(c)	To obtain and act on the basis of all tables, certificates, opinions, and reports furnished by the persons described in paragraph (a) or (b) above.

(d)	To review the manner in which benefit claims and other aspects of the Plan administration have been handled by the employees of the Participating Companies.

(e)	To determine all benefits and resolve all questions pertaining to the administration and interpretation of the Plan provisions, either by rules of general applicability or by particular decisions. To the maximum extent permitted by law, all interpretations of the Plan and other decisions of the Compensation Committee (or its delegates) shall be conclusive and binding on all parties.

(f)	To adopt such forms, rules and regulations as it shall deem necessary or appropriate for the administration of the Plan and the conduct of its affairs, provided that any such forms, rules and regulations shall not be inconsistent with the provisions of the Plan.

(g)	To remedy any inequity resulting from incorrect information received or communicated or from administrative error.

(h)	To commence or defend any litigation arising from the operation of the Plan in any legal or administrative proceeding.

4.4	Required Information. Any Eligible Employee and any Participant eligible to receive benefits under the Plan shall furnish to the Compensation Committee or its designee any information or proof requested by the Compensation Committee and reasonably required for the proper administration of the Plan. Failure on the part of an Eligible Employee or any Participant to comply with any such request within the time permitting for signing and returning the signed severance and restrictive covenant agreement and signed release of claims agreement as prescribed under Section 3 above shall result in forfeiture of all compensation hereunder.

4.5	Compensation and Expenses. All expenses incident to the operation and administration of the Plan reasonably incurred, including, without limitation by way of specification, the fees and expenses of attorneys and advisors, and for such other professional, technical and clerical assistance as may be required, shall be paid by the Participating Companies. Members of the Compensation Committee shall not be entitled to any compensation by virtue of their services as such nor be required to give any bond or other security; provided, however, that they shall be entitled to reimbursement by the Participating Companies for all reasonable expenses which they may incur in the performance of their duties hereunder and in taking such action as they deem advisable hereunder within the limits of the authority given them by the Plan and by law.

4.6	Claims.

(a)	Claims Administrator. For purposes of this Section 4.6, the “Claims Administrator” shall be the person(s), office or committee(s) to whom the Compensation Committee has delegated day-to-day Plan administration responsibilities and who, pursuant to such delegation, processes Plan benefit claims in the ordinary course.

(b)	Claims Procedure. Any Participant or Beneficiary may file a written claim with the Claims Administrator setting forth the nature of the benefit claimed, the amount thereof, and the basis for claiming entitlement to such benefit. A claim under this Plan shall be adjudicated by the Claims Administrator in accordance with this Section 4.6.

(i)	Initial Claim. The claimant initiates a claim by submitting to the Claims Administrator a written claim for benefits.

(ii)	Timing of Response. The Claims Administrator shall respond to such claimant within ninety (90) days after receiving the claim. If the Claims Administrator determines that special circumstances require additional time for processing the claim, the Claims Administrator can extend the response period by an additional ninety (90) days by notifying the claimant in writing, prior to the end of the initial ninety (90) day period, that an additional period is required. Such notice shall indicate the special circumstances requiring the additional time and the date by which the Claims Administrator expects to respond. If the period of time is extended because the claimant has failed to provide necessary information to decide the claim, the period for the Claims Administrator to respond shall be tolled from the date on which the notification of the additional period is sent to the claimant, until the date on which the claimant provides the information. If the claimant fails to provide necessary information to decide the claim within the time period specified by the Claims Administrator, the claim shall be denied.

(iii)	Notice of Decision. If the Claims Administrator denies part or all of the claim, the Claims Administrator shall notify the claimant in writing of such denial. Such notice shall include the specific reason or reasons for the denial; specific references to the Plan provisions on which the denial is based; a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and a description of the Agreement’s review procedure including a statement of the claimant’s rights to bring a civil action under Section 502 of the ERISA following an adverse determination on review.

(iv)	Deadline to File Claim. To be considered timely under the Plan’s claim and review procedure, a claim for payment must be filed with the Claims Administrator on or before the last day of the 12th month beginning after the due date for the requested payment or benefit.

(b)	Review Procedure. If the Claims Administrator denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Claims Administrator of the denial, as follows:

(i)	Review Request. To initiate the review, the claimant, within sixty (60) days after receiving the Claims Administrator’s notice of denial, must file with the Claims Administrator a written request for review.

(ii)	Additional Submissions. The claimant shall have the opportunity to submit written comments, documents, records and other information relating to the claim. The claimant shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim for benefits. The review of the claim shall take into account all comments, documents, records, and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

(iii)	Timing of Response. The Claims Administrator shall respond in writing to such claimant within sixty (60) days after receiving the request for review. If the Claims Administrator determines that special circumstances require additional time for processing the claim, the Claims Administrator can extend the response period by an additional sixty (60) days by notifying the claimant in writing, prior to the end of the initial sixty (60) day period, that an additional period is required. Such notice shall indicate the special circumstances requiring the additional time and the date by which the Claims Administrator expects to respond. If the period of time is extended because the claimant has failed to provide necessary information to decide the claim, the period for the Claims Administrator to respond shall be tolled from the date on which the notification of the additional period is sent to the claimant, until the date on which the claimant provides the information. If the claimant fails to provide necessary information to decide the claim within the time period specified by the Claims Administrator, the claim shall be denied.

(iv)	Notice of Decision. The Claims Administrator shall notify the claimant in writing of its decision on review. In the case of denial, such notice shall include the specific reason or reasons for the denial; specific references to the Plan provisions on which the denial is based; a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant’s claim for benefits; and a statement of the claimant’s right to bring an action under Section 502(a) of ERISA.

(c)

Exhaustion of Administrative Remedies. No claimant may commence any legal action to recover a benefit under this Agreement or to enforce or clarify rights under this Plan until the claim and review procedure set forth herein has been exhausted in its entirety. In any such legal action, all explicit and all implicit determinations by the Claims Administrator and the Compensation Committee, as applicable (including, but not limited to, determinations as to whether the claim, or a request for a review of a denied claim, was timely filed) shall be afforded the maximum deference permitted by law.

(d)	Deadline to File Legal Action. No legal action to recover benefits under this Plan or to enforce or clarify rights under this Plan may be brought by any claimant on any matter pertaining to this Plan unless the legal action is commenced in the proper forum on or before the last day of the twelfth (12th) month beginning after the date the claimant has received a denial on review following exhaustion of the claim and review procedure.

Article 5

General Provisions

5.1	Successor to Company. This Plan shall bind any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business and/or assets of the Parent Company in the same manner and to the same extent that the Company would be obligated under this Plan if no succession had taken place. In the case of any transaction in which a successor would not by the foregoing provision or by operation of law be bound by this Plan, the Parent Company shall require such successor expressly and unconditionally to assume and agree to perform the Company’s obligations under this Plan, in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. The term “Company,” as used in this Plan, shall mean the Company and any successor or assignee to the business or assets that by reason hereof becomes bound by this Plan.

5.2	Duration. The Plan shall continue indefinitely unless terminated as provided in Section 5.3 hereof.

5.3	Amendment and Termination. The Compensation Committee, in its settlor capacity, reserves the right at any time to terminate the Plan. The Compensation Committee reserves the right at any time and from time to time, and retroactively if deemed necessary or appropriate, to modify or amend in whole or in part any or all of the provisions of the Plan.

Any amendment or modification to the Plan shall be effective at such date as the Compensation Committee may determine with respect to any amendment adopted by the Compensation Committee.

Decisions regarding the design of the Plan (including any decision to amend or terminate, or to not amend or terminate the Plan) will be made in a settlor capacity and will not be governed by the fiduciary responsibility provisions of ERISA.

5.4

Management Rights. Participation in the Plan shall not lessen or otherwise affect the responsibility of an Employee to perform fully his duties in a satisfactory and workmanlike manner. This Plan shall not be deemed to constitute a contract between a Participating Company and any Employee or other person whether or not in the employ of the Participating Company, nor shall anything herein contained be deemed to give any

Employee or other person whether or not in the employ of a Participating Company any right to be retained in the employ of any Participating Company, or to interfere with the right of any Participating Company to discharge any Employee at any time and to treat him without any regard to the effect which such treatment might have upon him as an Employee covered by the Plan.

5.5	Funding. The Plan shall constitute an unfunded and unsecured obligation of the Participating Companies payable from the general funds of such Participating Companies.

5.6	Withholding of Taxes. Each Participating Company may withhold from any amounts payable under the Plan all federal, state, city and/or other taxes as shall be legally required.

5.7	Participant’s Responsibility. Each Participant (or personal representative of a deceased Participant’s estate) shall be responsible for providing the Compensation Committee with his current address. Any notices required or permitted to be given hereunder shall be deemed given if directed to such address and mailed by regular United States mail. The Compensation Committee shall not have any obligation or duty to locate a Participant.

5.8	Indemnification. Each Participating Company shall indemnify and hold harmless each member of the Board of Directors and each officer and employee of a Participating Company to whom are delegated duties, responsibilities, and authority with respect to this Plan against all claims, liabilities, fines and penalties, and all expenses reasonably incurred by or imposed upon him (including, but not limited to reasonable attorney fees) which arise as a result of his actions or failure to act in connection with the operation and administration of this Plan to the extent lawfully allowable and to the extent that such claim, liability, fine, penalty, or expense is not paid for by liability insurance purchased or paid for by a Participating Company. Notwithstanding the foregoing, a Participating Company shall not indemnify any person for any such amount incurred through any settlement or compromise of any action unless the Participating Company consents in writing to such settlement or compromise.

5.9	Governing Law. The Plan shall be governed by and construed in accordance with applicable Federal laws, including ERISA, governing employee benefit plans and in accordance with the laws of the State of Oklahoma where such laws are not in conflict with the aforementioned Federal laws. The United States District Court, Northern District of Oklahoma, and the Tulsa County District Court, both sitting in Tulsa, Oklahoma, shall have jurisdiction and be the exclusive venues for purposes of all proceedings arising out of or relating to this Plan or the transactions contemplated thereby.

5.10	Right of Recovery. If any Participating Company makes payment(s) in excess of the amount required under the Plan, the Compensation Committee shall have the right to recover the excess payment(s) from any person who received the excess payment(s). Such recovery shall be returned by the Compensation Committee to such Participating Company.

5.11	Adoption by Participating Company. Any Affiliate may adopt or withdraw from this Plan. The adoption resolution may contain such specific changes and variations in this Plan’s terms and provisions applicable to the employees of the adopting Affiliate as may be acceptable to the Compensation Committee.

5.12	Code Section 409A. It is intended that this Plan meet the requirements of the short-term deferral exception from Section 409A of the Code, and all regulations and other guidance thereunder (“Section 409A”) and, if not excepted, comply with Section 409A. Accordingly, the Plan shall be interpreted and administered in accordance with such intent. It is further recognized that it may be necessary to modify this Plan from time to time to reflect guidance under Section 409A. The Compensation Committee shall have unilateral discretion and authority in: (a) determining (i) whether any modification of the Plan is desirable or appropriate and (ii) the terms of any such modification; and (b) adopting and implementing any amendment to the Plan or any administrative rules deemed necessary for the Plan to be excepted from Section 409A or to comply therewith.

Notwithstanding any provision to the contrary in this Plan, no payment or distribution under this Plan which constitutes an item of deferred compensation under Section 409A and becomes payable by reason of a Participant’s termination of employment with the Company will be made prior to the earlier of: (i) the expiration of the six (6)-month period measured from the date of his “separation from service” (as such term is defined in Treasury Regulations issued under Section 409A); or (ii) the date of the Participant’s death, if he is deemed at the time of such separation from service to be a “key employee” within the meaning of that term under Code Section 416(i) and such delayed commencement is otherwise required in order to avoid a prohibited distribution under Section 409A. Upon the expiration of the applicable Section 409A deferral period, all payments and benefits deferred pursuant to this Section 5.12 shall be paid or reimbursed to such key employee in a lump sum on the first business day following such expiration.

IN WITNESS WHEREOF, the Parent Company and the Company have caused this amended and restated Plan to be executed effective as herein provided.

WPX ENERGY SERVICES COMPANY, LLC	WPX ENERGY, INC.

By:	By:

Title:	Title: